EX-5.1- Consent of Counsel


                             Michael S. Krome, P.C.
                                Attorney-at-Law
                                  8 Teak Court
                          Lake Grove, New York  11755

                             Tel.:   (631) 737-8381
                             Fax:    (631) 737-8382
                         email:  mskrome@optonline.net

                                  Ronald Krome
                                Legal Assistant

October 14, 2003



Mr. Robert Klein
Golden Spirit Minerals Ltd.
999 3rd Avenue
Suite 3800
Seattle, WA  98104-4023

Dear Sirs:

You have requested an opinion with respect to certain matters in connection with the filing by Golden Spirit Minerals Ltd., (the
 "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 11,091,667 shares of common stock, par value $0.0001 per share (the "Shares"), comprising 6,091,661 shares as set forth below and 5,000,000 shares of common stock, par value $0.001 per share (the "Shares") to be issued pursuant to Golden Spirit Minerals Ltd.'s (the Company) 2003 Stock Incentive and Option Plan (the Plan). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

The shares to be issued pursuant to the Form S-8, for salary, consulting fees, expenses and/or combinations of all three, filed are as follows:

Name                           Amount Owed     Shares for issue

Andy Chu                       $25,500         850,000
John MacAskill                  $9,000         300,000
Gino Mollica                   $22,500         750,000
Frank Disalvo                  $60,000         2,000,000
MC Law Group                    $5,000         166,667
John Ahearn                       $375          12,500
Hector Cruz                       $375          12,500
June Hoang                     $60,000         2,000,000
                               =======         =========
                              $182,750         6,091,667

In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Avalon Gold Corporation 2003 Stock Incentive and Option Plan, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,
                                          /s/: Michael S. Krome
                                              Michael S. Krome